Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To Partners of
TEPPCO Partners, L.P.:
     We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-110207 and 33-81976) and on Form S-8 (No. 333-82892) of TEPPCO Partners, L.P. of our report dated February 28, 2006, except for the effects of discontinued operations, as discussed in Note 11, which is as of June 1, 2006, with respect to the consolidated balance sheet of TEPPCO Partners, L.P. and subsidiaries as of December 31, 2005, and the related consolidated statements of income and comprehensive income, partners’ capital, and cash flows for each of the years in the two-year period ended December 31, 2005, which report appears in the December 31, 2006 annual report on Form 10-K of TEPPCO Partners, L.P. and subsidiaries.

KPMG LLP

Houston, Texas
February 28, 2007